Putnam International Growth Fund, March 31, 2017, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	4,004
Class B	43
Class C	85
Class M	63

72DD2 (000s omitted)

Class R	11
Class Y	377

73A1

Class A	0.317
Class B	0.183
Class C	0.190
Class M	0.235

73A2
Class R	0.282
Class Y	0.364

74U1	(000s omitted)

Class A	12,255
Class B	218
Class C	437
Class M	268

74U2	(000s omitted)

Class R	40
Class Y	1,090

74V1
Class A	18.40
Class B	16.59
Class C	16.98
Class M	17.20

74V2
Class R	18.03
Class Y	18.57

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.